Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-105796 on Form S-8 of Lifeline Systems, Inc. (f/k/a Lifeline Holdings, Inc.) (the “Company”), the successor issuer to Lifeline Systems Company (f/k/a Lifeline Systems, Inc.), of our reports dated March 11, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 25, 2005